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                                                                    EXHIBIT 2.14


                       AMENDMENT NO. 1 TO MERGER AGREEMENT

                  AMENDMENT, dated as of May 20, 1998, by and among Office Centre Corporation, a Delaware corporation, Office Centre New England, a Delaware corporation, New England Office Supply Company, Inc., a Massachusetts corporation, and Indira Patel.

                              W I T N E S S E T H :
                              ---------------------

                  WHEREAS, the parties hereto are parties to that certain merger agreement, dated as of May 15, 1998 (the "Original Agreement"); and

                  WHEREAS, the parties desire to amend the Original Agreement in accordance with the terms set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. EXHIBIT 7.2(b)(i) - INDIRA PATEL. Section 3(c) of Exhibit 7.2(b)(i) to the Original Agreement with respect to Indira Patel is hereby deleted in its entirety and replaced with the following:

                  "Transferable (subject to federal and state securities laws restrictions) stock options for 75,000 shares (after giving effect to any reverse stock split of the Company's shares of Common Stock prior to the date hereof), exercisable at the initial public offering price of the Company, for a period of 10 years from the date of grant, one-third of which vest on the first anniversary of the date hereof, another one-third of which vest on the second anniversary date hereof, and the final one-third of which vest on the third anniversary date hereof. After the date hereof, the number of stock options and the exercise price per share shall be subject to an equitable adjustment in the event of stock splits, stock dividends, combinations or subdivisions. To the extent not transferred, the Company will attempt to cause such stock options to be incentive stock options. Other stock options may be granted yearly in the discretion of the Company's Compensation Committee and approved by the Board of Directors of the Company."

                  2. Notwithstanding anything to the contrary in the Original Agreement, the Company shall have the option to increase the cash portion of the merger consideration payable


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to the Shareholders by up to $1,000,000 and accordingly reduce the portion of the merger consideration payable in shares of Common Stock of the Company by such amount.

                  3. The Original Agreement, as hereby amended, shall remain in full force and effect.

                  4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date and year first above written.

                                      OFFICE CENTRE CORPORATION


                                      By: /S/ ROBERT J. GILLON, JR.
                                         ---------------------------------
                                             Robert J. Gillon, Jr.


                                      OFFICE CENTRE NEW ENGLAND


                                      By: /S/ ROBERT J. GILLON, JR.
                                         ---------------------------------
                                             Robert J. Gillon, Jr.


                                      NEW ENGLAND OFFICE SUPPLY COMPANY, INC.


                                      By: /S/ INDIRA B. PATEL
                                         ---------------------------------
                                            Indira B. Patel, President



                                          /S/ INDIRA B. PATEL
                                         ---------------------------------
                                         Indira Patel
                                         Sole Shareholder